Exhibit 99.1

PRIVILEGED & CONFIDENTIAL

PROTECTED BY FRE 408

TERM SHEET FOR PROPOSED SETTLEMENT AGREEMENT

BETWEEN PARAGON OFFSHORE PLC AND NOBLE CORPORATION PLC

This term sheet (“Term Sheet”) sets forth the principal terms of a compromise and settlement between Paragon Offshore plc (“Paragon”) and Noble Corporation plc (“Noble,” and, together with Paragon, the “Parties”) with respect to the matters described herein.

Promptly following the execution of this Term Sheet, the Parties agree to work in good faith to negotiate and finalize the terms of a Definitive Settlement Agreement (as defined below) which incorporates (unless otherwise mutually agreed to the contrary in writing), in all material respects, the terms and conditions contemplated hereby.

With the exception of the obligation of the Parties set forth in the preceding paragraph and the agreements of the Parties set forth under the headings “Publicity” and “Governing Law” below, neither this Term Sheet nor the discussions, negotiations or other activities related to the subject matter herein create any binding obligations, liabilities or duties with respect to any Party. A binding agreement with respect to the matters referred to herein will result, if at all, only upon the execution and delivery of a Definitive Settlement Agreement reasonably satisfactory in form and substance to the Parties, and subject to the terms and conditions set forth therein. Any Definitive Settlement Agreement will be subject to the approval of the Bankruptcy Court (as defined below). For purposes of this Term Sheet, the term “Definitive Settlement Agreement” does not include this Term Sheet or any other preliminary written agreement, nor does it include any oral or written agreement in principle or the offer or acceptance of an offer by any Party hereto.

This Term Sheet is protected by Rule 408 of the Federal Rules of Evidence and all other applicable statutes and doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in that certain tax sharing agreement, dated as of July 31, 2014, between the Parties (the “Tax Sharing Agreement”).

Contemporaneously with the execution of this Term Sheet, Paragon and Noble are entering into a binding side letter to the Tax Sharing Agreement (the “TSA Side Letter”) to provide for control by Noble of all filings, proceedings and negotiations relating to any Applicable Paragon Tax Liability (as defined below) during the period between the execution of this Term Sheet and the Effective Date (as defined below).

Overview	On or about July 17, 2014, Noble and certain of its subsidiaries transferred to Paragon and certain of its subsidiaries the assets and liabilities constituting most of Noble’s standard specification drilling units and related assets, liabilities and business (the “Separation”) and on or about August 1, 2014, Noble made a pro rata distribution to its shareholders of all of the issued and outstanding ordinary shares of Paragon to holders of Noble ordinary shares (the “Distribution” and, collectively with the Separation, the “Spin-Off”). In connection with the Spin-Off, Paragon and Noble (and certain of their respective subsidiaries) entered into agreements to effectuate the Separation and to address certain related matters, including the Master Separation Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Transition Services Agreement (Brazil) (collectively, the “Separation Agreements”). Paragon has asserted that it may have claims against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code.

Paragon Restructuring	Pursuant to that certain Plan Support Agreement (the “PSA”) among Paragon, certain other Paragon Entities and certain of their creditors (collectively, the “Restructuring Parties”) that is being entered into substantially simultaneously herewith, the Restructuring Parties have agreed to undertake a financial restructuring of Paragon (the “Restructuring”) which is anticipated to be effected through the plan of reorganization substantially in the form attached as Exhibit A to the PSA (including any schedules and exhibits attached thereto, the “Paragon Plan”) and the commencement by certain specified Paragon Entities of a voluntary case (the “Paragon Case” and collectively, the “Paragon Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

Release of Potential Paragon Claims	Paragon will, and will cause its affiliates and subsidiaries (collectively, the “Paragon Entities”) to, fully and unconditionally release Noble and its affiliates and subsidiaries and their respective officers and directors (collectively, the “Noble Entities”) from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever arising under, relating to or in connection with the Spin-Off, whether known or unknown, foreseen or unforeseen, arising on or before the Effective Date (the “Released Claims”), provided however, that the Noble Entities shall not be released from their respective obligations under the Separation Agreements. The Released Claims will include, without limitation, any fraudulent transfer or similar claims arising under section 548 of the Bankruptcy Code or any similar state or foreign statute.

Bonding Commitment	In order to satisfy certain bonding requirements necessary to challenge assessments of applicable income and value-added Taxes imposed by the

Mexican Governmental Authorities relating to the Paragon Business for the Tax Years 2005, 2006, 2007, 2008, 2009 and 2010 and applicable customs Taxes relating to the Paragon Business imposed by the Mexican Governmental Authorities with respect to any period through and including 2010 (the “Applicable Paragon Tax Liabilities”), Noble will provide direct bonding, at its own cost and expense, for the Applicable Paragon Tax Liabilities on the following basis:

•	Noble’s direct bonding may take the form of cash, a letter of credit or any other assurance that satisfies any bonding or surety provider selected by Noble to issue any bond.
•	Noble will provide direct bonding until a full and final resolution of the Applicable Paragon Tax Liabilities.
•	To the extent that Paragon has already provided a bond for any Applicable Paragon Tax Liability or provides such a bond for any Applicable Paragon Tax Liability prior to the Effective Date, upon the Effective Date Noble will provide direct bonding to replace any such bonding provided by Paragon.
•	Paragon will provide Noble with prompt notice of any bond provided by Paragon for any Applicable Paragon Tax Liability after the date of this Term Sheet and prior to the time Noble has taken control of receipt of such notices pursuant to the TSA Side Letter.
•	Upon the full and final resolution of any Applicable Paragon Tax Liability (or any portion thereof) for which Noble has provided a bond, the Parties will ensure that Noble’s bond (or the applicable portion thereof) is unconditionally released.

Notwithstanding anything herein to the contrary, for all purposes of this Term Sheet, Applicable Paragon Tax Liabilities do not include any Taxes paid prior to the date of execution of the TSA Side Letter. For the avoidance of doubt, no Tax that has not been paid prior to the date of execution of the TSA Side Letter is excluded from being an Applicable Paragon Tax Liability solely by reason of being paid or ultimately resolved between the date of execution of the TSA Side Letter and the Effective Date (as defined below).

Applicable Paragon Tax Liabilities

Upon final resolution of the amount of any Applicable Paragon Tax Liability (or any portion thereof) other than for customs Taxes, Noble will timely pay 100% of the ultimate resolved amount of such Tax for Noble Entities and timely pay 50% of the ultimate resolved amount of such Tax for Paragon Entities, and Paragon will timely pay 50% of the ultimate resolved amount of such Tax for Paragon Entities. Upon final resolution of the amount of any Applicable Paragon Tax Liability for customs Taxes, Noble will timely pay 50% of the ultimate resolved amount of such Tax and Paragon will timely pay 50% of the ultimate resolved amount of such Tax. If a Party pays to the Mexican Governmental Authorities prior to the Effective Date any Applicable Paragon Tax Liability (or portion thereof) for which such Party does not bear

100% responsibility pursuant to the foregoing had the terms hereunder been effective as of the date of execution of the TSA Side Letter, then the other Party shall on the Effective Date reimburse such Party the amount of such Applicable Paragon Tax Liability for which the reimbursing Party would have been responsible had the terms hereunder been effective at the time of such payment. Each Party will be entitled to offset against its obligation to make any payment contemplated by this Section or the Tax Sharing Agreement any amount owed to such Party by the other Party or any of its affiliates pursuant to this Section, the TSA Side Letter or the Tax Sharing Agreement. In addition, Noble will be entitled to Tax benefits, if any, attributable to any Applicable Paragon Tax Liability paid (or indemnified) by Noble, and Paragon will be entitled to Tax benefits, if any, attributable to any Applicable Paragon Tax Liability paid by Paragon (except to the extent indemnified by Noble). If either Party uses any Tax benefit to which the other Party is entitled pursuant to the preceding sentence, the Party using the benefit will timely pay to the Party entitled to the benefit the value of the Tax benefit so used. For the avoidance of doubt, the Parties’ rights and obligations under the Tax Sharing Agreement with respect to refunds of Taxes, including amounts described in Section 4.3 thereof, will remain in full force and effect.

Negotiation and Settlement of Certain Tax Liabilities	For so long as Noble has any obligation to pay all or a portion of any Applicable Paragon Tax Liability or provide any direct bonding, or has outstanding any direct bonding, with respect to any Applicable Paragon Tax Liability:

•	Noble will control all filings, proceedings and negotiations relating to any Applicable Paragon Tax Liability; provided that, with respect to any Applicable Paragon Tax Liability for which Paragon has the obligation to pay any portion of the ultimate resolved amount, Paragon will have the participation rights given a Non-Controlling Party in the existing terms of Section 5.2(e) (other than clause (iv) (right to dictate positions taken) and clause (vi) (right to approve settlement) thereof, each of which will not apply to any Applicable Paragon Tax Liability) of the Tax Sharing Agreement; provided further that, to the extent Noble fails or ceases to exercise its rights to control the filings, proceedings or negotiations relating to any Applicable Paragon Tax Liability for which Paragon has the obligation to pay any portion of the ultimate resolved amount, without prejudice to Paragon’s other rights under the Tax Sharing Agreement or hereunder, Paragon will have the right to control such filings, proceedings or negotiations. The Parties will provide full cooperation to each other in connection herewith.
•	The Party not in control of any filings, proceedings and negotiations hereunder will grant to the other Party access to and control (including custody) over all records and relevant documentation related to such tax liabilities necessary for such control.

•	Noble will have sole authority to settle any Applicable Paragon Tax Liability in its sole discretion.
•	The Definitive Settlement Agreement will include release and covenant not to sue provisions substantially similar to those in the TSA Side Letter with respect to the acts and omissions of Noble in connection with any such filing, proceeding, negotiation or settlement.

With respect to any Applicable Paragon Tax Liability, the Party not in control of any filings, proceedings and negotiations will reimburse the Party so in control for 50% of the out-of-pocket costs and expenses (e.g., professional fees, court costs, third party storage fees, etc., but specifically excluding any costs, fees and expenses of bonding) incurred by such Party in connection with any filing, proceeding, negotiation or settlement described in this Section on a quarterly basis. Paragon will fund estimates of the expenses it is required to reimburse to Noble in advance on a quarterly basis.

Noble will, for its own account, establish certain dedicated resources (as determined by Noble) in Mexico for purposes of administering and defending the relevant tax assessments and claims as contemplated by this Section.

Other Matters	With respect to tax filings with Mexican Governmental Authorities for Tax Years that are Pre-Spin Periods other than those set forth above, the Parties will take tax positions that are consistent with those taken in connection with the resolution of the Applicable Paragon Tax Liabilities and will coordinate with each other with respect to such tax filings.

The Definitive Settlement Agreement will include other customary and appropriate provisions consistent with the terms hereof, including indemnification provisions relating to any breach and covenants on the part of Paragon that, with respect to the Applicable Paragon Tax Liabilities and any related bonds, each Paragon Entity and its affiliates will refrain from taking any action that could reasonably be expected to cause any adverse action by the Mexican Governmental Authorities with respect to such assessment or bonds; provided that Paragon will not be required to provide collateral to Noble in respect of any such bond.

Noble will be entitled to terminate this Term Sheet and/or the Definitive Settlement Agreement (and its respective obligations under each and in respect thereof) if Paragon (i) files a chapter 11 plan that does not incorporate the terms and conditions contemplated by this Term Sheet or (ii) files a motion seeking to terminate or reject its obligations under the Term Sheet or the Definitive Settlement Agreement.

The purpose of the Definitive Settlement Agreement is to settle and resolve the claims that Paragon may assert against Noble arising under, relating to, or in connection with the Spin-Off, including, but not limited to, certain fraudulent transfer claims arising under section 548 of the Bankruptcy Code, and this settlement is not intended to, and does not constitute, nor shall it be deemed to constitute, an admission by any Party hereto of any liability, culpability, or fault; and any and all such admission of liability, culpability, and/or fault is hereby expressly denied.

Representations and Warranties	Paragon hereby represents and warrants to Noble as follows:

(i) the financial projections and forecasts Paragon has provided Noble are not inconsistent in any material respect with the financial projections and forecasts Paragon has most recently provided to the Restructuring Parties that are not Paragon Entities in connection with the negotiation of the PSA; and

(ii) to the knowledge of Paragon, Schedule I hereto sets forth a true, complete and correct list of (a) the tax audit claims of Applicable Paragon Tax Liabilities asserted by the Mexican Governmental Authorities on or prior to the date hereof attributable to the Paragon Entities and (b) each bond for any Applicable Paragon Tax Liability posted by or on behalf of Paragon on or prior to the date hereof attributable to the Paragon Entities.

In addition to the foregoing representations and warranties, in the Definitive Settlement Agreement, each Party will make customary representations and warranties to the other Party, including regarding its authority to enter in to, and the due authorization and execution, validity and binding effect of, the Definitive Settlement Agreement.

Implementation	Effective as of the Effective Date, the Parties will modify applicable provisions of the Tax Sharing Agreement, including, but not limited to, Section 2.3(c), Section 4.1, Section 4.2, Section 5.2, Section 6.1(d), and Section 6.3(b), to be consistent with the terms hereof. Otherwise, the Tax Sharing Agreement will remain in full force and effect, without modification or release of any right or obligation of any party thereto thereunder, except as contemplated by the TSA Side Letter.

The Parties intend to seek to negotiate a Definitive Settlement Agreement on terms substantially consistent with the terms in this Term Sheet and, upon execution of such Definitive Settlement Agreement by the Parties, Paragon shall seek approval of the Definitive Settlement Agreement with the Bankruptcy Court in a Chapter 11 proceeding. The Definitive Settlement Agreement will become effective upon the date the Bankruptcy Court enters an order approving the Definitive Settlement Agreement, which order shall not be subject to a stay of execution (the “Effective Date”).

Notwithstanding anything herein to the contrary, the Parties’ obligations under “Release of Potential Paragon Claims”, “Bonding Commitment”, “Applicable Paragon Tax Liabilities”, “Negotiation and Settlement of Certain Tax Liabilities”, “Other Matters” and “Implementation” are subject to consummation of the Paragon Plan, which incorporates the terms of this proposed settlement.

Separation Agreements	Except as expressly provided in the Definitive Settlement Agreement, the Separation Agreements will remain in full force and effect, without modification or release of any right or obligation of any party thereto thereunder, provided that the Tax Sharing Agreement will be modified as contemplated hereby.

Publicity	Each Party will reasonably cooperate with respect to any public announcement or other public disclosure regarding this Term Sheet or the matters addressed hereby.

Governing Law	The Definitive Settlement Agreement will be, and the enforceable obligations of the Parties under this Term Sheet shall be, construed and enforced in accordance with, and the rights of the Parties thereunder shall be governed by, the laws of the State of New York, without giving effect to the conflict of laws principles thereof

Counterparts	This Term Sheet may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Term Sheet delivered by facsimile or PDF shall be deemed to be an original for the purposes of this paragraph.

IN WITNESS WHEREOF, the undersigned have executed this Term Sheet as of February 11, 2016.

PARAGON OFFSHORE PLC

By:	/s/ Randall D. Stilley
Name: Randall D. Stilley
Title: President and Chief Executive Officer

NOBLE CORPORATION PLC

By:	/s/ David W. Williams
Name: David W. Williams
Title: Chairman, President & CEO

Schedule I – Applicable Paragon Tax Liabilities and Bonded Amounts

As of February 11, 2016

Entity	Tax Year	Current Tax Audit Claims (MXN)	Current Tax Audit Claims (USD)**

Paragon Offshore Contracting Sarl (Tax ID NCS060612EIA)	2007	1,463,554,367	77,811,800

Paragon Offshore Contracting Sarl (Tax ID NCS060612EIA)	2008	2,069,258,564	110,014,863

Paragon Offshore Leonard Jones LLC (Tax ID NLJ030721U37)	2007	9,323,036	495,672

Total*		3,542,135,967	188,322,335

*	No current Tax Audit Claims for tax years 2009 and 2010
**	Using spot FX of 18.8089 at February 11, 2016.